Exhibit 10.6

September 22, 2016

Paul J. Erhardt

CONFIDENTIAL

Dear Paul,

As you know, WCI Communities, Inc. (the “Company”) has entered into an agreement pursuant to which it will be acquired by Lennar Corporation (the transactions contemplated by such agreement, the “Transaction”). In connection with the Transaction, the Company has determined that you will be eligible to receive a retention bonus.

In consideration for, among other things, your continued support following the date of the consummation of the Transaction (the “Closing Date”), you will be eligible to receive a retention bonus in an amount equal to $450,000 (the “Retention Bonus”). The Retention Bonus, less applicable withholdings and deductions, shall be payable by the Company to you in a cash lump sum on the first payroll date of the Company following the earlier of (a) the one hundred twentieth (120th) day following the Closing Date and (b) the date of termination of your employment by the Company other than for Cause (as defined in that certain Employment Agreement, dated August 22, 2012, by and between you, the Company, WCI Communities Management, LLC and WCI Communities, LLC (the “Employment Agreement”)), by you for Good Reason (as defined in the Employment Agreement) or due to death or disability (such earlier date, the “Retention Date”), subject to your continued employment through the Retention Date; provided that, for the avoidance of doubt, if your employment with the Company is terminated by the Company for Cause or by you without Good Reason prior to the Retention Date, you shall have no right to receive the Retention Bonus.

Notwithstanding the foregoing or anything to the contrary in the Employment Agreement, (i) the parties agree that any change in your title, duties or responsibilities to another senior executive position of Lennar Corporation as a result of the consummation of the Transaction and any reallocation of duties or responsibilities, respectively, amongst executive officers of the Company and Lennar Corporation in connection with the Transaction, or any change in your annual cash bonus opportunity (either such change, a “CIC Adjustment”) may, prior to the 120th day following the consummation of the Transaction, constitute Good Reason to terminate your employment pursuant to Paragraph 6D(ii) or (iv) of the Employment Agreement but, regardless of any CIC Adjustment, during the 120-day period following the consummation of the Transaction, you will help facilitate the Transaction and the related integration in a manner commensurate with your senior executive position, (ii) the parties agree that any required notice of intention to terminate for Good Reason may be provided at any time within 90 days following the occurrence of the event constituting Good Reason (including, without limitation, the occurrence of a CIC Adjustment on or following the consummation of the Transaction) and any cure period shall commence on the Company’s receipt of such notice and end on the later of (a) the 30th day after the Company’s receipt of such notice and (b) the 120th day following the consummation of the Transaction, and the termination due to an event constituting Good Reason (including, without limitation, the occurrence of a CIC Adjustment on or following the consummation of the Transaction) may occur at any time within two (2) years of the occurrence of such event (subject to any required notice and cure periods), (iii) any bonus under the 2016 Management Incentive Compensation Plan to which you are currently eligible shall constitute Accrued Bonus (as defined in the Employment Agreement) in connection with any termination of employment on or following the Closing Date, and (iv) you hereby waive all rights to payment of any Pro-Rated Bonus or Change in Control Pro-Rated Bonus (each as defined in the Employment Agreement) in connection with any termination of employment on or following the Closing Date. For the avoidance of doubt, “Base Salary” as referenced in Paragraph 6D(i) of the Employment Agreement refers to your then-current base salary as in effect before any applicable reduction (or, if greater, your base salary as in effect immediately prior to the Closing Date).

Payment of the Retention Bonus hereunder is subject to the consummation of the Transaction and the terms and conditions set forth in this letter and, in the event the Transaction does not occur, this letter shall be void ab initio.

The Retention Bonus reflects the importance of your contributions and our desire to reward you as a key member of our team. Thank you for your dedication.

This letter shall be governed in all respects by, and construed, interpreted and enforced in accordance with, the internal laws of the State of Delaware, without giving effect to the choice of law principles thereof. This letter may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

Yours truly,

/s/ Keith Bass

WCI Communities, Inc.

By: Keith Bass

Title: President and Chief Executive Officer

/s/ Keith Bass

WCI Communities Management, LLC

By: Keith Bass

Title: President and Chief Executive Officer

/s/ Keith Bass

WCI Communities, LLC

By: Keith Bass

Title: President and Chief Executive Officer

[Signature Page to Letter Agreement]

Acknowledged and agreed as of the first date set forth above

/s/ Paul J. Erhardt
Paul J. Erhardt

[Signature Page to Letter Agreement]